Exhibit 23.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2010, in the Registration Statement (Form S-1) and related Prospectus of SciQuest, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Raleigh, North Carolina
March 25, 2010